Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-34019, 333-01019 and 333-52199 on Form S-8 of our reports dated March 24, 2006 relating to the financial statements and financial statement schedules of Calgon Carbon Corporation and our report on the effectiveness of internal controls over financial reporting dated March 24, 2006 (which expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) appearing in and incorporated by reference in this Annual Report on Form 10-K of Calgon Carbon Corporation for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
March 30, 2006